UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 7, 2010

Brush Engineered Materials Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	001-15885	34-1919973
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6070 Parkland Blvd., Mayfield Hts., Ohio		44124
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-486-4200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Effective May 7, 2010, Brush Engineered Materials Inc. (the "Company") and certain of its subsidiaries entered into an amendment (the "Amendment") of the Credit Agreement, dated as of November 7, 2007, among the Company, the Company's subsidiary, Williams Advanced Materials (Netherlands) B.V., JPMorgan Chase Bank, National Association, as administrative agent for itself and the other lenders party thereto, and the several banks and other financial institutions or entities from time to time party thereto (as amended, the "Credit Agreement").

The Amendment allows the Company and certain of its subsidiaries to obtain additional precious metals and copper through consignment or other financing means. Prior to the Amendment, the Company and its subsidiaries were limited to $205 million in outstanding precious metals or copper under consignment or other financing facilities at any one time. With the Amendment, that limitation has been increased to $235 million, giving the Company and its subsidiaries greater flexibility to react to fluctuations in precious metals and copper prices and to meet the needs of their customers.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which has been filed as an exhibit hereto and incorporated herein by this reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brush Engineered Materials Inc.

May 11, 2010	By:	/s/ Michael C. Hasychak

Name: Michael C. Hasychak
Title: Vice President, Treasurer & Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Amendment No. 3 to Credit Agreement dated May 7, 2010